Exhibit 10.54

Arena Pharmaceuticals, Inc.

Non-employee Director Compensation

Equity:

•

New Directors: 18,000 options to purchase shares of our common stock. The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date, vesting in equal annual installments over two years. “Fair market value” on the grant date means the per share closing price of our common stock as reported on the NASDAQ Global Market on the grant date or, if there was no reported closing price on such date, on the last preceding date on which the closing price was reported.

•

Ongoing Directors: 12,000 options to purchase shares of our common stock. The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date, vesting in equal monthly installments over one year.

New director grants are made on the 15th day of the month following the month of the director’s appointment or election to our Board of Directors and the annual grants are made to ongoing directors three trading days after our announcement of our prior year’s financial results. For directors that did not serve for the full fiscal year preceding an annual grant, the grant is prorated based on the number of months such director served as a director in the prior year, if any.

Except in the case of a director’s death or disability, unvested stock options terminate when the director ceases to be a director. Unless earlier terminated, vested stock options terminate three years after the director ceases to be a director (or, if applicable, an employee) for any reason other than the director’s death or disability. In the event of a director’s death or disability, the director’s stock options become fully vested and exercisable and may be exercised within the earlier of three years after the date of the director’s death or disability, as applicable, or the end of the 10-year term of the stock options.

Cash:

•

Retainer: $20,000 annually, paid quarterly, subject to continuing service as a director. Prior to the beginning of any calendar year or, in the case of a new director, to the extent permitted, prior to joining our Board of Directors, each director can irrevocably elect to take 25%, 50%, 75% or 100% of his or her retainer, or, in the case of a new director, his or her prorated retainer, in stock options to purchase a number of shares of stock determined by dividing three times the retainer amount elected by the fair market value of our common stock on the grant date, rounded to the nearest whole share. Such options will be granted to ongoing directors three trading days after our announcement of our prior year’s financial results and to new directors on the 15th day of the month following the month of the director’s appointment or election to our Board of Directors. The options are 10-year options with an exercise price equal to the fair market value of our common stock on the grant date, vesting in approximately equal monthly installments over one year. Any portion of the retainer not converted into options (as described above) will be paid on the applicable quarterly retainer payment dates.

If a director joins our Board of Directors after the first quarter of a calendar year, such directors’ retainer for that calendar year is reduced pro rata on a quarterly basis.

•	Meeting Attendance Fees:

•	General:

•	In-Person: $1,000

•	Telephonic: $500

•	Exceptions:

•	Audit Chair Meeting Attendance Fee:

•	In-Person: $3,000

•	Telephonic: $1,500

•	Other Chair Meeting Attendance Fee:

•	In-Person: $2,000

•	Telephonic: $1,000

In addition, our Board of Directors and the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to us in the recipient’s capacity as a director or committee member. Each non-employee director is also entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with performing Board business.